September 25, 2026 Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 23, 2026, to be filed by our client, DraftKings Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. Very truly yours, /s/ BDO USA, P.C.